EXHIBIT 99.2

LOS ANGELES TIMES, ADVO AND LANG

ANNOUNCE JOINT ADVERTISING INSERT DISTRIBUTION

LOS ANGELES, CA AND WINDSOR, CT, APRIL 17, 2006 – The Los Angeles Times, ADVO, Inc. (NYSE: AD) and MediaNews Group’s LANG newspapers have entered into a joint preprint insert distribution arrangement including both “late week” and “early week” programs each targeting five million households in Southern California. The programs will be sold independently by each organization.

Beginning in August, a new “late week” co-branded “Local Community Values™ShopWise®” preprint insert package will be created in conjunction with LANG, combining inserts from leading retailers across the region into a package with richer content and even greater consumer appeal. This package will combine the companies’ existing late-week insert programs, streamlining distribution efficiency. It will be delivered to Los Angeles Times and LANG subscribers with their newspapers on Fridays and through the mail to non-subscribers. The new arrangement also will offer advertisers the capability of targeting their in-home print advertising at the sub-ZIP Code level across a combined newspaper/mail platform.

The combined “late week” package will be produced by the Los Angeles Times at its printing, production, packaging and distribution center in Irwindale, Calif., operated by California Community News, a Los Angeles Times affiliate.

ADVO will continue to produce its “early week” ShopWise® package, built on the company’s ATZ sub-ZIP platform and currently distributed by mail and to LANG subscribers. Under the new arrangement, Los Angeles Times subscribers will be incorporated into this distribution. In addition, the Los Angeles Times will now also sell into this “early week” program, an arrangement that currently exists between LANG and ADVO. ADVO will continue to offer its advertisers access to an additional two million Southern California households outside of the Los Angeles Times and LANG distribution areas in both “early week” and “late week.”

“In creating more compelling advertising packages, we are providing tremendous reader benefits and improved R.O.I to our clients,” said Jeff Johnson, president, publisher and chief executive officer, Los Angeles Times. “And the new selling opportunity created by adding early-week distribution will further enhance the profitability of our rapidly growing preprint business.”

“Insert programs remain one of the most important marketing strategies for advertisers. The richer and more varied content of our packages, along with the flexibility of two weekly in-home dates, will benefit advertisers in this dynamic market,” said S. Scott Harding, chief executive officer, ADVO. “The agreement also significantly accelerates the financial progress we have been making with the late-week mailing program we launched 18 months ago. We are very pleased to be working with the Los Angeles Times and MediaNews Group in this important growth market.”

Gerald Grilly, president and chief executive officer of The Los Angeles Newspaper Group and executive vice president and chief operating officer of MediaNews Group, added, “Advertisers continue to look for ways to reach their targeted household. This program allows the opportunity to refine that reach, at a sub-ZIP Code level, with both the desired paid subscriber and direct mail.”

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. For more information, visit www.ADVO.com.

About the Los Angeles Times

The Pulitzer Prize-winning Los Angeles Times is the largest metropolitan daily newspaper in the country, with a daily readership of nearly 2.4 million and about 3.4 million on Sunday. With its media businesses and affiliates – including latimes.com, TheEnvelope.com, Times Community Newspapers, Recycler Classifieds, Hoy, and California Community News – the Los Angeles Times reaches approximately 7.7 million or 59 percent of all adults in the Southern California marketplace every week.

The Los Angeles Times, which this year marks its 125th anniversary covering Southern California, is part of Tribune Company (NYSE: TRB), one of the country’s leading media companies with businesses in publishing, the Internet and broadcasting. Additional information about the Los Angeles Times is available at www.latimes.com/mediacenter.

About The Los Angeles Newspaper Group

The Los Angeles Newspaper Group is comprised of eight daily newspapers including the Daily News, Press Telegram of Long Beach, San Gabriel Valley Tribune, Pasadena Star-News, Whittier Daily News, Inland Valley Daily Bulletin, San Bernardino Sun and the Redlands Daily Facts. With a daily newspaper readership of 1.3 million, a Sunday newspaper readership of 1.5 million, and nearly 15 million page views per month on its eight websites, the Los Angeles Newspaper Group is one of the most powerful providers of local editorial and advertising content in Southern California. The Los Angles Newspaper Group also owns ImpactoUSA, the largest home-delivered, ABC audited, Spanish language newspaper in the United States reaching over 250,000 households as well as LA.com, the local source for dining, nightlife and fashion in Los Angeles.

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Contacts:

David Garcia, Los Angeles Times

213-237-4715

david.garcia@latimes.com

Chris Hutter, ADVO

860-285-6424

cthutter@advo.com

Bill Vanlaningham, LANG

818-713-3501